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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 28, 1997, in Amendment No. 5 to the Registration Statement (Form S-11 No. 333-22731) and related Prospectus of Westfield America, Inc. for the registration of 20,700,000 shares of its common stock.

We also consent to the use of our report dated January 30, 1997, with respect to the statement of revenue and certain expenses of Annapolis Mall for the year ended December 31, 1996 in Amendment No. 5 to the Registration Statement (Form S-11 No 333-22731) and related Prospectus of Westfield America Inc.

Ernst & Young LLP
Los Angeles, California
May 15, 1997